Exhibit 21.1
Alon USA Partners, LP List of Subsidiaries

Alon USA GP II, LLC, a Delaware limited liability company
Alon USA Delaware, LLC, a Delaware limited liability company
Alon USA Refining, LLC, a Delaware limited liability company
Alon USA, LP, a Texas limited partnership